AMENDMENT NO. 5

TO

SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT

This Amendment dated as of December 15, 2017, amends the Second Amended and Restated Master Administrative Services Agreement (the “Agreement”), dated July 1, 2006, by and between Invesco Advisers, Inc., a Delaware corporation, and AIM Treasurer’s Series Trust (Invesco Treasurer’s Series Trust), a Delaware statutory trust is hereby amended as follows:

W I T N E S S E T H:

WHEREAS, the parties agree to amend the Agreement to change the name of Premier Portfolio to Invesco Premier Portfolio, Premier Tax-Exempt Portfolio to Invesco Premier Tax-Exempt Portfolio and Premier U.S. Government Money Portfolio to Invesco Premier U.S. Government Money Portfolio;

NOW, THEREFORE, the parties agree that;

1.	Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:

“APPENDIX A

FEE SCHEDULE TO

SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT

OF

AIM TREASURER’S SERIES TRUST (INVESCO TREASURER’S SERIES TRUST)

Portfolios	Effective Date of Agreement
Invesco Premier Portfolio**	July 1, 2006
Invesco Premier Tax-Exempt Portfolio**	July 1, 2006
Invesco Premier U.S. Government Money Portfolio**	July 1, 2006

The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Net Assets
0.023%	First $1.5 billion
0.013%	Next $1.5 billion
0.003%	Over $3 billion

*	Annual minimum fee is $50,000. An additional $5,000 per class of shares is charged for each class other than the initial class. The $5,000 class fee is waived for any of the above Portfolios with insufficient assets to result in the payment of more than the minimum fee of $50,000.

In addition to the rate described above, Premier Portfolio, Premier Tax-Exempt Portfolio and Premier U.S. Government Money Portfolio shall also pay the Administrator 0.03% for the provision of the Money Market Fund Administrative Services.

**	Notwithstanding the foregoing, Administrator, will not charge Premier Portfolio, Premier Tax-Exempt Portfolio or Premier U.S. Government Money Portfolio any fees under this Agreement. However, this commitment may be changed following consultation with the Trustees.”

2.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

INVESCO ADVISERS, INC.

Attest: /s/ Peter A. Davidson	By: /s/ John M. Zerr
Assistant Secretary	John M. Zerr
Senior Vice President

(SEAL)

AIM TREASURER’S SERIES TRUST

(INVESCO TREASURER’S SERIES TRUST)

Attest: /s/ Peter A. Davidson	By: /s/ John M. Zerr
Assistant Secretary	John M. Zerr
Senior Vice President

(SEAL)

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